Exhibit 99.1

Teledyne Technologies Completes

Acquisition of LeCroy Corporation

THOUSAND OAKS, Calif. and CHESTNUT RIDGE, N.Y. – August 6, 2012 – Teledyne Technologies Incorporated (NYSE:TDY) (“Teledyne”) and LeCroy Corporation (NASDAQ:LCRY) (“LeCroy”) jointly announced today the successful completion of the acquisition of LeCroy. At a special meeting of stockholders held August 2, 2012, LeCroy stockholders approved and adopted the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 28, 2012, by and among LeCroy, Teledyne and a wholly-owned subsidiary of Teledyne.

Pursuant to the transaction, effective August 3, 2012, Teledyne acquired all of the outstanding common shares of LeCroy for $14.30 per share payable in cash. The aggregate value for the transaction, excluding transaction costs, was approximately $291 million, taking into account LeCroy’s stock options, stock appreciation rights and net debt as of March 31, 2012.

Founded in 1964 and headquartered in Chestnut Ridge, N.Y., LeCroy is a leading supplier of oscilloscopes, protocol analyzers and signal integrity test solutions with approximately 500 employees worldwide. For its fiscal year ended July 2, 2011, LeCroy had sales of approximately $178.1 million. The acquired company will now be included in Teledyne’s Instrumentation segment and operate under the name Teledyne LeCroy, Inc.

About Teledyne Technologies

Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, telecommunications and military and aerospace markets. LeCroy’s 48-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” – capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. Company information is available at www.lecroy.com.

Investor Contact:	Jason VanWees Teledyne Technologies (805) 373-4542

Investor Contact:	Sean B. O’Connor LeCroy Corporation (845) 425-2000